Exhibit 10.5
DATED 17 OCTOBER 2006
CATALYTIC SOLUTIONS INC.
and
STEVE GOLDEN

CONTRACT OF EMPLOYMENT

Reed Smith
Minerva House
5 Montague Close
London SE1 9BB
Tel: +44 (0) 20 7403 2900
Fax: +44 (0) 20 7403 4221
REF: CDC/728882.00001

Contract of Employment
TABLE OF CONTENTS

1. INTRODUCTION	1

2. POSITION	2

3. RECOGNITION OF PAST-EMPLOYMENT	2

4. BASE SALARY	2

5. ANNUAL BONUS	2

6. EQUITY INCENTIVE	3

7. BENEFITS	3

8. TERMINATION	4

9. CONFIDENTIALITY	12

10. INTELLECTUAL PROPERTY	15

11. RESTRICTIONS DURING EMPLOYMENT	17

12. POST-TERMINATION RESTRICTIONS	17

13. ASSOCIATED COMPANY	20

14. TAX	21

15. APPLICABLE LAW AND JURISDICTION	21

16. ARBITRATION	21

17. AMENDMENT AND WAIVER	22

18. LEGAL FEES	22

19. COUNTERPARTS	23

Page i

Contract of Employment
THIS AGREEMENT is made on                  2006
BETWEEN:
(1)	CATALYTIC SOLUTIONS INC., a company incorporated in the US state of California with organisational identification number C1959299 and with its principal place of business at 1640 Fiske Place, Oxnard, California 93033 (“CSI”); and

(2)	STEVE GOLDEN of 584 Dentro Drive, Santa Barbara, California, 93111 (“you” or “your”).
CONDITIONS:
(A)	This Agreement is conditional upon the admission of the issued and to be issued common stock in CSI to trading on AIM, a market operated by the London Stock Exchange plc, by no later than 31 December 2006 (“Admission”). This Agreement shall not have any legal force unless and until Admission occurs.
1.	INTRODUCTION
1.1	This Agreement shall, upon Admission, be in substitution for any previous agreement or arrangement between you and CSI, which shall be deemed to be terminated by mutual agreement, and constitutes the sole, complete and entire contract, agreement and understanding between CSI and you concerning your employment with CSI; the terms and conditions of your employment with CSI; the duration of your employment with CSI; the termination of your employment with CSI; and the compensation and benefits to be paid and provided by CSI to you pursuant to your employment with CSI and you hereby waive your rights to bring any claim against CSI in respect of the termination of any previous agreements or arrangement between you and CSI.

1.2	For the avoidance of doubt, this Agreement shall upon Admission, supersede any and all prior contracts, agreements, agreements in principle, correspondence, letters of intent, understandings, and/or negotiations, whether oral or written, concerning your employment with CSI; the terms and conditions of your employment with CSI; the duration of your employment with CSI; the termination of your employment with CSI; and the compensation and benefits to be paid and provided by CSI to you pursuant to your employment with CSI.

Contract of Employment
1.3	You agree and represent that you have read this Agreement, including each of its terms and provisions, and that you have taken the time necessary to ensure that you completely understand them. You further agree and represent that you have had the unrestricted right and opportunity to review each and every paragraph, term and/or provision of this Agreement with legal counsel selected and retained solely by you.

1.4	References in this Agreement to statutes or regulations shall include any statute or regulation modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted or extended by the same. Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement. Words importing the singular number shall include the plural and vice versa and words importing the masculine shall include the feminine and neuter and vice versa. The language of this Agreement, and of each paragraph, term and/or provision hereof, shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever, be construed as a whole, according to its fair meaning, not strictly for or against you or CSI and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

2.	POSITION

You are employed as Chief Technical Officer. In this position, you have been elected to CSI’s Board of Directors (the “Board”) and will be Chief Technical Officer of CSI, reporting directly to the Chief Executive Officer of CSI or, in his absence, the non-executive members of the Board, performing the duties and responsibilities determined, established and/or assigned by the Chief Executive Officer or, in his absence, the non-executive members of the Board.

3.	RECOGNITION OF PAST-EMPLOYMENT

It is recognised that you were first employed by CSI in January, 1996.

4.	BASE SALARY

You shall be paid a base salary at a rate of $257,499.84 per year. CSI will review your pay rate annually in accordance with its general policies.

5.	ANNUAL BONUS

5.1	As a full-time employee, you are eligible to participate in CSI’s short-term incentive program based on the attainment of such goals and objectives as may be set in each bonus year by CSI’s Remuneration Committee in consultation with you. In each bonus

Contract of Employment
year, you will have the opportunity to obtain a bonus of up to 30% of your base salary, dependant on CSI’s attainment of certain goals and objectives. In addition, you will have the opportunity in each bonus year to earn an additional bonus up to 30% of your base salary, dependant on the achievement of specific exceptional performance goals and objectives.

5.2

5.3	CSI confirms that the Company’s 2006 bonus scheme, as existed prior to this Agreement, shall continue until 31 December 2006.

6.	EQUITY INCENTIVE

6.1	As a full-time employee, you will be eligible to participate in such stock option plans as may be operated from time to time by CSI. Any awards of stock options that may be made to you from time to time shall be subject to the rules of the relevant scheme as may be in force from time to time.

6.2	Except in circumstances where you are terminated for Cause or you have committed a breach of this Agreement, you may, subject to the rules of the relevant scheme as may be in force from time to time, exercise any stock options, which as at the Termination Date have vested and become exercisable, at any time during the year immediately following the earlier of notice being given to terminate your employment or the termination of your employment, after which time any such vested, but unexercised stock options, shall lapse and cease to be exercisable and you shall not be entitled to any compensation whatsoever in respect of the loss of any such options.

7.	BENEFITS

You will be eligible to participate in employee benefits programs generally provided by CSI. Currently, CSI’s employee benefits include partial payment for health insurance. CSI pays 80% of the medical insurance premium, 50% of the dental insurance premium and 50% of the vision insurance premium for the employee and 50% of the premium costs for dependents. CSI encourages participation in the CSI 401(k) Plan, in which you are eligible to enrol. You are eligible to receive Short Term and Long Term Disability insurance and Life insurance, in relation to which CSI pays for 100% of the premium. The benefits you are provided with pursuant to this paragraph are subject to change at the sole discretion of the Board and/or CSI.

Contract of Employment
8. TERMINATION
8.1 Your employment shall terminate upon the occurrence of any of the following events:
8.1.1	Termination Without Cause.
8.1.1.1	CSI may at any time terminate your employment without Cause upon not less than six months’ prior written notice of termination. In circumstances where you are removed without Cause, CSI reserves the right to terminate your employment without notice or with less than six months’ notice and, subject to Clauses 8.1.7 and 8.1.8, will in that event make a payment in lieu of notice.

8.1.1.2	In circumstances where you are terminated without Cause and without notice or full notice, you shall, subject to the rules of any relevant benefit providers and the rules of any relevant benefit scheme, continue to receive medical coverage and such other health and welfare benefits in effect on your date of termination (or generally comparable coverage) for yourself and, where applicable, your spouse and dependents, as may be provided from time to time for employees generally, for such period of time as you would have continued to receive these benefits had you been dismissed with full notice. As an alternative to the foregoing, CSI may elect to pay you cash in lieu of such coverage in an amount equal to your after-tax cost of continuing such coverage, only where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under Section 4980B of the Code, as amended, shall run concurrently with the foregoing benefit period.

8.1.1.3	The payment in lieu of notice referred to in clause 8.1.1.1 shall include:
(i)	A sum equal to the value of base salary which you would have received had you been dismissed with full notice, plus your accrued but unused vacation as at the date your employment terminated; and

(ii)	A pro-rated bonus for the portion of the bonus year that would have expired had you been dismissed with full notice.

Contract of Employment
8.1.1.4	Subject always to clauses 8.1.7 and 8.1.8 below, payment of the sums referred to in clause 8.1.1.3(i) above shall be made within 21 days of the termination of your employment and payment of the sum referred to in clause 8.1.1.3(ii) shall be made following the end of the relevant bonus year and in accordance with the rules of the relevant bonus scheme.

8.1.1.5	Upon any termination described in clause 8.1.1.1 above, you shall, subject to clauses 8.1.7 and 8.1.8 below, be entitled to receive, upon execution of a Release, a sum equal to eighteen months’ salary, to be paid in equal instalments, at or around the same time as CSI pays salary to its employees, over an eighteen month period that commences upon the latter of the termination of your employment or your execution of a Release.
8.1.2	Resignation for Good Reason.
8.1.2.1	You may at any time terminate your employment by resigning for Good Reason. You shall give CSI not less than thirty (30) days’ prior written notice of termination of such resignation.

8.1.2.2	Upon any resignation described in clause 8.1.2.1 above, you shall, subject to clauses 8.1.7 and 8.1.8 below, be entitled to receive, upon execution of a Release, the following:
(i)	You shall receive a sum equal to twenty-four months’ salary, to be paid in equal instalments, at or around the same time as CSI pays salary to its employees, over a twenty-four month period that commences upon the latter of the termination of your employment or your execution of a Release;

(ii)	You shall receive a pro-rated bonus for the portion of the bonus year that had expired as at the date your employment terminated. This pro-rated bonus shall be paid to you following the end of the relevant bonus year and in accordance with the rules of the relevant bonus scheme;

(iii)	You shall, subject to the rules of any relevant benefit providers and the rules of any relevant benefit scheme, continue to receive medical coverage and such other health and welfare benefits in effect on your date of termination (or generally

Contract of Employment
comparable coverage) for yourself and, where applicable, your spouse and dependents, as may be provided from time to time for employees generally, for a period of twenty-four (24) months from the latter of the termination of your employment or your execution of a Release. As an alternative to the foregoing, CSI may elect to pay you cash in lieu of such coverage in an amount equal to your after-tax cost of continuing such coverage, only where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under Section 4980B of the Code, as amended, shall run concurrently with the foregoing benefit period; and

(iv)	You shall receive the payment of your accrued but unused vacation as at the date your employment terminated.
8.1.3	Voluntary Resignation Without Good Reason.
You may at any time voluntarily terminate your employment for any reason other than Good Reason. You shall give CSI not less than six months’ prior written notice of such resignation. In the event that you voluntarily resign under this clause 8.1.3, no further payments shall be due under this Agreement, other than in respect of accrued base salary through to the date that your employment terminates, accrued but unused vacation as at the date your employment terminated and any accrued benefits under CSI’s benefit plans and programs as at the date your employment terminates. For the avoidance of doubt, you shall not be entitled to any bonus in respect of the bonus year in which you give notice of termination without Good Reason or any subsequent bonus years.
8.1.4	Termination for Cause
CSI may at any time terminate your employment for Cause without notice and without compensation or payment in lieu of notice. In the event that CSI terminates you for Cause no further payments shall be due under this Agreement, other than in respect of accrued base salary through to the date that your employment terminates, accrued but unused vacation as at the date your employment terminates and any accrued benefits under CSI’s benefit plans and programs as at the date your employment terminates. For the avoidance of

Contract of Employment
doubt, you shall not be entitled to any bonus in respect of the bonus year in which you are terminated for Cause.
8.1.5	Disability
8.1.5.1	CSI may at any time terminate your employment for Disability without notice and without compensation or payment in lieu of notice.

8.1.5.2	In the event that your employment is terminated due to Disability you shall, subject to Clauses 8.1.7 and 8.1.8 below, be entitled to receive, upon execution of a Release, the following:
(i)	You shall receive a sum equal to six months’ salary, to be paid in equal instalments, at or around the same time as CSI pays salary to its employees, over a six month period that commences upon the latter of the termination of your employment or your execution of a Release;

(ii)	You shall receive a pro-rated bonus for the portion of the bonus year that had expired as at the date your employment terminated. This pro-rated bonus shall be paid to you following the end of the relevant bonus year and in accordance with the rules of the relevant bonus scheme;

(iii)	You shall, subject to the rules of any relevant benefit providers and the rules of any relevant benefit scheme, continue to receive medical coverage and such other health and welfare benefits in effect on your date of termination (or generally comparable coverage) for yourself and, where applicable, your spouse and dependents, as same may be provided from time to time for employees generally, for a period of six (6) months from the latter of the termination of your employment or your execution of a Release. As an alternative to the foregoing, CSI may elect to pay you cash in lieu of such coverage in an amount equal to your after-tax cost of continuing such coverage, only where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under Section 4980B

Contract of Employment
of the Code, as amended, shall run concurrently with the foregoing benefit period; and

(iv)	You shall receive the payment of your accrued but unused vacation as at the date your employment terminated.
8.1.5.3	If at any time you are receiving payments pursuant clause 8.1.5.2 and you become eligible to receive benefits under CSI’s Long Term Disability insurance as described in clause 7, or any such other long term disability insurance provided by CSI as may be from time to time in effect, all payments pursuant to clause 8.1.5.2 shall be reduced by such disability insurance benefits.
8.1.6	Death
8.1.6.1	If you die during the term of this Agreement, this Agreement shall automatically terminate on the date of your death. CSI’s total liability to you under this Agreement, unless required by law, shall be limited to:
(i)	the payment of the base salary earned by you as of the date of your death;

(ii)	a pro-rated bonus for the portion of the bonus year that had expired as at the date of your death; and

(iii)	the provision of any benefits applicable to you as of that date, including the payment of your accrued but unused vacation.
8.1.6.2	The payments and/or provision of any benefits under this paragraph shall be made to your estate, subject to Clause 8.1.8 below. For the avoidance of doubt, payment of any pro-rated bonus pursuant to clause 8.1.6.1(ii) shall be paid to your estate following the end of the relevant bonus year and in accordance with the rules of the relevant bonus scheme, subject to Clause 8.1.8 below.
8.1.7	Compliance with Post-Termination Obligations
8.1.7.1	With the exception of payments under Clause 8.1.6.1, all entitlements to payments under Clause 8.1 are conditional upon:

Contract of Employment
(i)	your continued compliance with the provisions of Clause 12 below, following the termination of your employment; and

(ii)	your continued material compliance with Clauses 9 and 10 below, following the termination of your employment, as determined by a majority of the non-executive directors of the Board, acting in good faith.
8.1.7.2	In the event of any of the following, you are not entitled to any payments under Clause 8.1. Accordingly, any payments already made to you pursuant to Clause 8.1 are recoverable by CSI as a debt:
(i)	you do not comply with the provisions of Clause 12; or

(ii)	you do not, in the opinion of a majority of the non-executive directors of the Board, acting in good faith, materially comply with the provisions of Clauses 9 or 10.
8.1.8	Section 409A Compliance.
8.1.8.1	Notwithstanding the timing of any payment described in this Section 8, if you are a “Specified Employee” (as defined in Section 409A of the Internal Revenue Code of 1986), the first payment due to you upon a separation of service as defined in Section 409A of the Internal Revenue Code of 1986 shall not be made before the date which is six (6) months after the date of your separation of service with CSI.
8.2	Right to Modify Work Duties
8.2.1	Where either party gives notice to terminate your employment in accordance with Clause 8.1 or otherwise, and for the purpose of investigating any disciplinary matter, CSI may require you not to attend for work and/or not to undertake any or all of your duties or to allocate other duties to you, for such reasonable period as CSI may specify (the “Leave Period”).

8.2.2	During the Leave Period:
8.2.2.1	CSI shall not be obliged to provide you with any work;

8.2.2.2	CSI shall continue to pay your salary and provide any other benefits to which you are contractually entitled and you shall remain bound by the

Contract of Employment
terms and conditions of this Agreement (your attention is particularly drawn to Clause 9.1 below);
8.2.2.3	any bonus that applies to you shall continue to accrue if you are being terminated by CSI without Cause, but shall not continue to accrue in the event that your employment is to terminate as a result of your resignation without Good Reason. In circumstances where a disciplinary matter is being investigated, any accrual of bonus shall be at the Board’s discretion;

8.2.2.4	CSI may require you to return any Confidential Information and such other documents, supplies, equipment, lists and other property that belongs to CSI or its customers or that include or reflect any trade secrets of CSI or its customers that may be in your possession. If requested by CSI, you will deliver confirmation to CSI that you have complied with this Clause 8.2.2.4.

8.2.2.5	CSI may require you to resign from any directorship or other office held in CSI or any Associated Company. You may also be required to resign from any directorships or other positions of office that you may hold as a nominee or representative of CSI or any Associated Company. In circumstances where you are required to resign a directorship or other office in connection with the investigation of a disciplinary matter and you are, following any disciplinary process, substantially vindicated, you shall be invited to take up any directorship or office from which you resigned; and

8.2.2.6	CSI may, subject to you always being prohibited from contacting any colleagues or actual or potential customers or clients of CSI or any Associated Company for the purposes of competing with or preparing to compete with CSI or any Associated Company, require that you do not contact any colleagues or actual or potential customers or clients of CSI or any Associated Company.
8.3	Resignations and General
8.3.1	On termination of your employment for whatever reason, you shall immediately tender your resignation as a director of CSI or any Associated Company and from any other offices you may hold in CSI or any Associated Company. At the same time, you shall also tender your resignation from any directorships or other

Contract of Employment
positions of office that you may hold as a nominee or representative of CSI or any Associated Company, without prejudice to any rights accruing to either party to this Agreement and without any claim for compensation.

8.3.2	In the event of the termination of your employment or a request that you resign from any directorship or other office pursuant to Clause 8.2.2.5, you hereby irrevocably authorise CSI to appoint someone to be your attorney and in your name and on your behalf to sign, execute and do all such things as CSI thinks necessary or desirable to fully implement the resignations referred to in Clauses 8.2.2.5 and 8.3.1. You agree that the grant of the foregoing power of attorney shall survive your disability.

8.3.3	The termination of your employment shall not affect those terms of this Agreement which are expressed to have effect after termination and shall be without prejudice to any accrued rights or remedies of the parties.
8.4	Definitions
For purposes of this Agreement, the following terms shall have the meanings set forth below:
8.4.1	“Cause” shall mean any of the following, as determined by a majority of the non-executive directors of the Board acting in good faith:
8.4.1.1	the commission by you of any felony, including fraudulent business conduct, or a crime involving moral turpitude, irrespective of whether the commission of such felony or crime results in your conviction by a court of competent jurisdiction;

8.4.1.2	your insubordination to the Chief Executive Officer or the Board, failure or refusal to follow the reasonable instructions of the Chief Executive Officer or the Board or reasonable policies, standards and regulations of CSI or any Associated Company;

8.4.1.3	inadequate or unsatisfactory performance of your duties and responsibilities, including, without limitation, your failure or refusal to faithfully and diligently perform the usual, customary duties of your employment with CSI or any Associated Company;

8.4.1.4	your unprofessional, unethical, immoral or fraudulent conduct, including, without limitation, your failure to abide by CSI’s or any

Contract of Employment
Associated Company’s policies and procedures, your destruction of CSI’s or any Associated Company’s property, and/or your performing any act adverse to CSI’s or any Associated Company’s interests;

8.4.1.5	conduct on your part that discredits CSI or any Associated Company or is detrimental to the reputation, character and standing of CSI or any Associated Company; or

8.4.1.6	your material breach of this Agreement.
8.4.2	“Disability” shall mean your physical or mental incapacity to perform a substantial portion of your duties and responsibilities for any period or periods which, in aggregate, total 90 or more calendar days within any twelve month period.

8.4.3	“Good Reason” shall mean any of the following:
8.4.3.1	a diminution in, or assignment of duties inconsistent your position (including status, offices, titles and reporting) or a reduction in base salary;

8.4.3.2	CSI’s requirement that you relocate your principle place of employment with CSI as of the effective date of the Agreement to a location that is greater than fifty (50) miles from such principal place of employment; or

8.4.3.3	CSI’s material breach of the Agreement.
8.4.4	“Release” shall mean a general mutual release between you and CSI containing a mutual non-disparagement clause and mutually agreed to by both parties.
9.	CONFIDENTIALITY
9.1	You agree that, as a result of and in connection with your employment with CSI, you will be given access to, and/or you will obtain information regarding, trade secrets and/or Confidential Information concerning CSI’s business and employees.

9.2	You shall not, either on your own account, in conjunction with or on the behalf of any other person, firm or company, whether directly or indirectly and whether with a view to profit or otherwise, do any of the following, otherwise than in the proper course of your duties or with the written consent of CSI:

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9.2.1	use Confidential Information for the benefit of yourself or any other person, firm or company;

9.2.2	disclose Confidential Information to any person, firm or company; or

9.2.3	remove Confidential Information from CSI’s premises.
9.3	You agree to return, upon CSI’s request, any Confidential Information and such other documents, supplies, equipment, lists and other property that belongs to CSI or its customers or that include or reflect any trade secrets of CSI or its customers that may be in your possession.

9.4	For the purposes of this Agreement, Confidential Information means any trade secret or information of a confidential nature concerning CSI’s business, any client or prospective client, in any form or medium, and whether or not designated or marked ‘confidential’, which you obtain or become aware of during the course of your employment with CSI, whether under this Agreement or any previous contract of employment with CSI, or which, by virtue of your position, it may reasonably be assumed you have obtained or become aware of, including, but not limited to:
9.4.1	any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organisation, processes, policies or practices, designs, dealings, trading, software, or know-how relating to or belonging to CSI and/or to any Associated Company or any of its suppliers, agents, distributors, clients or customers;

9.4.2	confidential computer software, computer-related know-how, passwords, computer programmes, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and/or modifications relating to or belonging to CSI and/or any Associated Company;

9.4.3	details of CSI’s or any Associated Company’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;

9.4.4	any confidential research, report or development undertaken by or for CSI or any Associated Company;

Contract of Employment
9.4.5	details of relationships or arrangements with, or knowledge of the needs or the requirements of, CSI’s or any Associated Company’s actual or potential clients or customers;

9.4.6	information supplied in confidence by customers, clients or any third party to which CSI or any Associated Company owes an obligation of confidentiality;

9.4.7	lists and details of contracts with CSI’s or any Associated Company’s actual or potential suppliers;

9.4.8	information of a personal or otherwise of a confidential nature, including without limitation information relating to recruitment, training, salary, compensation, performance or other personnel data, relating to fellow employees, directors or officers of and/or consultants to, CSI and/or any Associated Company for which you may from time to time provide services;

9.4.9	Confidential Information concerning, or details of, any competitive business pitches, and/or target details; or

9.4.10	any document or information which has been supplied to you in confidence or which you have been informed is confidential or which you might reasonably be aware is confidential.
9.5	You undertake to use your best endeavours to prevent unauthorised publication or disclosure to any third party of any Confidential Information as defined in Clause 9 (save as may be required by law or a duly authorised regulatory body).

9.6	On termination of your employment with CSI, you undertake to immediately return all Confidential Information and other documents, supplies, equipment, lists and other such property that belongs to CSI or its customers or that include or reflect any trade secrets of CSI or its customers. If requested by CSI, you will deliver to CSI, at the time of the termination of your employment, confirmation that you have complied with this Clause 9.6.

9.7	The provisions of Clauses 9 shall continue to apply after termination of employment, howsoever arising, without any time limit but shall cease to apply to any information or knowledge which may at any time come into the public domain other than through unauthorised disclosure.

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9.8	CSI reserves the right to notify any of your future or prospective employers of the existence of the provisions of Clause 9.
10.	INTELLECTUAL PROPERTY
10.1	You agree to promptly inform CSI of and to make full disclose to CSI of all Creations, which you have made, or may hereafter make, conceive, create, invent, develop, devise, discover, perfect, first reduce to practice, write or fix in a tangible medium of expression, either solely or jointly with others, either:
10.1.1	during your employment with CSI if such Creation is related, directly or indirectly to the business of CSI and/or the actual or demonstrably anticipated research or development work of CSI and/or any Associated Company; or

10.1.2	with the use of the time, materials, supplies, facilities or Confidential Information of CSI and/or any Associated Company; or

10.1.3	within one year following any termination or ending of your employment with CSI if the Creation is conceived as a result of and is attributable to work done during your employment with CSI and relates to a method, substance, machine, article of manufacture or improvement therein within the scope of the business of CSI and/or any Associated Company.
10.2	All Creations referred to in Clause 10.1 shall automatically assign to CSI and its successors immediately upon being made, conceived, created, invented, developed, devised, discovered, perfected, first reduced to practice, written or otherwise fixed in a tangible medium of expression and shall be the exclusive property of CSI, without payment of any further consideration for such assignment and you shall have no further rights, title or interest in or to the aforesaid Creations.

10.3	You agree to execute such documents as CSI may request to assign or confirm the assignment to it of all rights in the Creations referred to in Clause 10.1. You hereby authorise CSI to appoint someone to be your attorney and in your name and on your behalf, to sign, execute and do all such things as CSI thinks necessary or desirable to effect assignments or confirmations of assignment of:
10.3.1	the Creations referred to in Clauses 10.1.1 and 10.1.2 above; and

10.3.2	the Creations referred to in Clause 10.1.3 above, to the extent that a majority of the non-executive directors of the Board agree that such Creations have been conceived as a result of and are attributable to work done during your

Contract of Employment
employment with CSI and relate to a method, substance, machine, article of manufacture or improvement therein within the scope of the business of CSI and/or any Associated Company.
10.4	You agree that the grant of the power of attorney in Clause 10.3 shall survive your disability.

10.5	You agree to assign to CSI all of your rights in any Creation if CSI is required to grant those rights to the United States government or any agencies of the United States government and you hereby authorise CSI to appoint someone to be your attorney and in your name and on your behalf, to sign, execute and do all such things as CSI thinks necessary or desirable to effect such assignment. You agree that the grant of the foregoing power of attorney shall survive your disability.

10.6	You agree to assist CSI in obtaining and/or maintaining patents, copyrights, mask work rights, and similar rights to any Creations assigned by you to CSI if CSI, in its sole discretion, requests such assistance. You agree to sign all documents and do all other things deemed necessary by CSI, at CSI’s expense, to obtain and/or maintain such rights, to assign them to CSI, to defend them from invalidation, and to protect them against infringement by other parties. If CSI requires your assistance under this Clause 10.6 after the termination of your employment with CSI, you shall be compensated for time actually spent in providing assistance at your hourly pay rate as at the date your employment with CSI terminated.

10.7	For the purposes of this Agreement, “Creation” means and refers to, without limitation, any idea, concept, invention, design, apparatus, practice, method, product, improvement, algorithm, technique, machine, device, composition of matter, instrument, tool, formula, literary or graphical or audiovisual work or sound recording, mask work, computer program, or copyright, which is new or which you have a reasonable basis to believe may be new, whether or not patentable, or subject to copyright or mask work right, or similar protection or reduced to practice by CSI or any other person, corporation, partnership, firm, company, joint venture or other entity, including, without limitation, inventions, Confidential Information, know-how, creations, discoveries, and software.

10.8	The provisions of Clause 10 do not apply to any Creations which may not be legally assigned to CSI pursuant to the provisions of section 2870 of the California Labor Code, or any similar applicable law.

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10.9	The terms and obligations of this Clause 10 shall survive the expiry or termination of your employment for any reason.

10.10	CSI reserves the right to notify any of your future or prospective employers of the existence of the provisions of Clause 10.

11.	RESTRICTIONS DURING EMPLOYMENT

11.1	You shall not without CSI’s prior written consent, such consent not to be unreasonably withheld, during the continuance of this employment, whether during or outside working hours, directly or indirectly and in whatsoever capacity, engage in, carry on or be interested in, or be concerned with, or provide services to or for any other business trade or occupation whatsoever. This obligation does not preclude you from holding, by way of bona fide investment only, not more than 5% of any class of issued shares or other securities or a 5% stake in any other business, provided always that such business does not compete in any way, directly or indirectly, with the business of CSI and your investment in such business does not prevent you from devoting the whole of your attention and abilities to carrying out your duties, express and implied, under this Agreement.

11.2	You confirm that you have fully disclosed to CSI (and that you will continue promptly and fully to do so throughout this employment) all circumstances in respect of which there is or might be a conflict of interest between yourself (and including within this obligation your spouse and dependant children) and CSI and/or any Associated Company for which you may from time to time be required to provide services hereunder.

11.3	You shall not (and shall procure that your spouse and dependant children do not) deal or become or cease to be interested (within the meaning of Part 1 of Schedule 13 to the Companies Act 1985) in any shares or debentures of CSI or Associated Company, except in accordance with the rules of any stock exchange on which CSI’s or any Associated Company’s shares are listed from time to time or of any share dealing code adopted by CSI.

12.	POST-TERMINATION RESTRICTIONS

12.1	Due to the fact that you will be given access to and/or obtain Confidential Information, as discussed above, and because CSI conducts business throughout the United States of America, Western Europe and Japan, to the extent that you seek employment and/or intend to operate or participate in any enterprise after the termination of your employment with CSI that would require you to use Confidential Information, you

Contract of Employment
covenant with CSI for itself and as trustee for its Associated Companies that, save as previously agreed in writing with CSI, you shall not in competition with CSI or any Associated Company, either on your own account, in conjunction with or on the behalf of any other person, firm or company, whether directly or indirectly and whether with a view to profit or otherwise:
12.1.1	for a period of 2 years after the termination of your employment with CSI, establish, develop, carry on or assist in establishing, developing or carrying on, or be concerned or interested in or be engaged or employed by (whether in the same or similar capacity to which you were employed with CSI or any Associated Company or in a role that makes or is reasonably likely to make use of any Confidential Information), any business, enterprise or venture competing with any part of CSI’s business within the United States of America, Western Europe and Japan (hereinafter in this Clause called the “Restricted Area”). For the purpose of this Clause 12.1.1, acts done by you, or any such competing business, enterprise or venture, outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area in breach of this undertaking where their primary purpose is to engage in business competing with CSI’s business in the Restricted Area. However, nothing in this Clause 12.1.1 shall prevent you from holding by way of bona fide investment only, not more than 5% of any class of issued shares or other securities which are listed or dealt on any recognised investment exchange;

12.1.2	for a period of 2 years after the termination of your employment, for the purposes of providing goods or services similar to or competing with those of CSI or any Associated Company, solicit or canvass or entice away (or endeavour to solicit or canvass or entice away) from CSI or any Associated Company or have any dealings with or accept any orders from any person, firm or company who was, at any time during the period of 12 months preceding the termination of your employment, a client of CSI or any Associated Company and with whom during that 12 month period you had business dealings on behalf of CSI or any Associated Company or about whom you possess Confidential Information by virtue of your having been employed by CSI;

12.1.3	for a period of 2 years, for the purposes of offering services similar to or competing with those of CSI or any Associated Company, solicit or canvass or deal with or accept orders from or interfere with CSI’s or any Associated Company’s dealings with any person, firm or company whom you were soliciting or canvassing or negotiating with at any time during the period of 12

Contract of Employment
months immediately preceding the termination of your employment, on behalf of CSI or any Associated Company with a view to dealing with them as a client of CSI or any Associated Company or about whom you possess Confidential Information by virtue of your having been employed by CSI;
12.1.4	for a period of 2 years after the termination of your employment, solicit or canvass or entice away for the purposes of employment or engagement in a competing business, enterprise or venture or employ or engage in a competing business, enterprise or venture in a role that makes or is reasonably likely to make use of Confidential Information, any director or officer or employee of or consultant to CSI or any Associated Company and with whom you have worked to a material extent at any time during the period of 12 months immediately preceding the termination of your employment or about whom you have obtained Confidential information by virtue of your having been employed by CSI, whether or not such individual would commit a breach of contract by reason of leaving his employment or office or engagement with CSI or any Associated Company; or
12.1.5	for a period of 2 years after the termination of your employment, interfere with or seek to interfere with CSI’s or any Associated Company’s relationship with its suppliers whom provide supplies that are material to the continuation of CSI’s or any Associated Company’s business and with whom you were dealing with on behalf of CSI or any Associated Company at any time during the 12 months preceding the termination of your employment or about whom’s relationship with CSI or any Associated Company you possess Confidential Information by virtue of your having been employed by CSI.
12.2	You shall not at any time following the termination of your employment, represent yourself as being in any way part of or associated with CSI or any Associated Company nor in any way, whether directly or indirectly, make use of any corporate, trading or product name, in relation to any business which is identical to or similar to or likely to be confused with any corporate or trading or product name used by CSI or any Associated Company or any name which might suggest a connection with CSI or any Associated Company.
12.3	The length of any restriction under this Clause 12 will be reduced by the length of time immediately preceding termination of employment during any period of notice that you are required to remain away from work pursuant to Clause 8.2, save that any references to a period immediately preceding termination of your employment in Clause 12.1 shall

Contract of Employment
be amended to be read as the same period immediately preceding the commencement of the Leave Period in such circumstances.
12.4	You acknowledge that the duration, extent and application of each of the restrictions in this Clause 12 are no greater than is necessary to protect the legitimate business interests, Confidential Information and trade secrets of CSI or any Associated Company, including, but without limitation, the goodwill, Confidential Information and client connections of CSI or any Associated Company, and given your position within CSI, are reasonable in the circumstances of this Agreement.

12.5	The parties to this Agreement agree that each of the undertakings contained in this Clause 12 constitute entirely separate and independent undertakings and if one or more is held to be unenforceable as an unreasonable restraint of trade or for any other reason, then the remaining undertakings shall remain valid and insofar as any such undertaking would be unenforceable as stated, but would be enforceable if the period of application were reduced or if some part of the undertaking were deleted, the undertaking in question shall apply with such modifications as may be necessary to make it enforceable and you agree to execute any further undertaking in such modified terms if requested to do so by CSI.

12.6	You acknowledge that any breach of the undertakings in this Clause 12 may cause CSI irreparable injury and that monetary damages alone will not be an adequate remedy for any such breach. In the event of a breach or threatened breach of the said undertakings you agree that CSI’s remedies shall include immediate injunctive relief to restrain you from breaching the undertakings.

12.7	CSI reserves the right to notify any of your future or prospective employers of the existence of the provisions of Clause 12.

13.	ASSOCIATED COMPANY

For the purposes of this Agreement, “Associated Company” means a company which is from time to time a subsidiary of a holding company of CSI or a subsidiary (other than CSI) of a holding company of CSI and “subsidiary” and “holding” company” have the meanings ascribed to them by section 736 of the Companies Act 1985 as originally enacted. For the avoidance of doubt the legislation referred to in this Clause 13 is an act of the parliament of the United Kingdom in Europe.

Contract of Employment
14.	TAX

All or a portion of the benefits CSI provides may be considered as taxable income by the IRS. CSI therefore recommends that you contact your personal tax advisor and plan accordingly.

15.	APPLICABLE LAW AND JURISDICTION

Any disputes arising out of or connected to this Agreement or its termination shall be governed by the law of the State of California and, except as provided in Clause 16 below, shall be subject to the jurisdiction of the Courts of the State of California. You agree that personal and subject matter jurisdiction over you and any disputes arising out or connected with this Agreement exists in the courts of the State of California.

16.	ARBITRATION

16.1	In the event of any dispute or controversy arising from or concerning your employment relationship with CSI, this Agreement, or the termination of your employment and/or any other employment relationship between you and CSI, regardless of whether the dispute or controversy is based on common or statutory law, you and CSI agree that any and all such disputes or controversies shall be resolved exclusively through binding arbitration in the County of Ventura, State of California (the “Arbitration”).

16.2	The Arbitration required by this paragraph 1 shall be administered by the Judicial Arbitration and Mediation Service (“JAMS”) (www.jamsadr.com) before a single neutral arbitrator, and shall be conducted pursuant to the JAMS Employment Arbitration Rules & Procedures (“JAMS Rules”) and JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (“JAMS Policy”) in effect at the time of the commencement of the arbitration.

16.3	CSI shall be unconditionally responsible for the fees and expenses of the arbitrator in connection with the Arbitration. However, you shall be responsible for your attorney fees, should you chose to use an attorney, and any costs required by JAMS, necessary to commence the Arbitration, if so commenced at the your express request, but in no event shall you be responsible for any costs beyond what you would be required to incur if you filed a lawsuit concerning the dispute or controversy in a court of law, although you and CSI hereby expressly waive the right to file any such lawsuit, with the sole exception of claims for injunctive relief by you or CSI.

16.4	You and CSI shall have all rights, remedies and defenses available in a civil action for the dispute or controversy; and you and CSI shall conduct discovery in the Arbitration

Contract of Employment
pursuant to the JAMS Rules, JAMS Policy and any applicable state or federal law to the extent permitted by the JAMS Rules and/or JAMS Policy.
16.5	The arbitrator shall issue a written award that includes the arbitrator’s essential findings and conclusions. The prevailing party in the Arbitration shall be entitled to an award of reasonable attorney fees and costs, and the arbitrator may award attorney fees and costs based on this provision or as otherwise authorized by California law. Judgment on the award may be entered in any court of competent jurisdiction.

16.6	Notwithstanding anything to the contrary contained in this paragraph, CSI shall at all times have and retain the full, complete and unrestricted right to immediate and permanent injunctive and other relief as provided in this Agreement. Accordingly, you agree that, notwithstanding the arbitration requirements of this Section 16, CSI shall have the right to seek immediate judicial enforcement of your obligations under Sections 9, 10 , 11 or 12 in a court of competent equity jurisdiction, all without the need to post a bond or to prove any amount of actual damage or to prove that money damages would not be an adequate remedy, it being acknowledged and agreed by you that any such breach will cause irreparable injury to CSI and that monetary damages alone will not provide an adequate remedy at law. Nevertheless, nothing herein shall be construed as prohibiting or precluding CSI from pursuing any other rights and remedies that may be available to it for any such breach or threatened breach by you of Sections 9, 10 , 11 or 12 of this Agreement, including, without limitation, monetary damages

17.	AMENDMENT AND WAIVER

No amendment, modification, waiver or consent relating to this Agreement will be effective unless and until it is embodied in a written document signed by CSI and you.

18.	LEGAL FEES

In addition to the provisions set forth in Clause 16 of this Agreement, in any legal action, lawsuit or other proceeding to enforce any paragraph, term or provision of this Agreement or to procure adjudication or determination of the rights of you or CSI, the prevailing party shall be entitled to recover from the other party each and all of the prevailing party’s actual attorney fees, costs and expenses in connection with such proceeding.

Contract of Employment
19.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Contract of Employment
This Agreement has been entered into by or on behalf of the parties hereto the day and year first above written.

Executed by	)

CATALYTIC SOLUTIONS INC.	)

By
Director

And
Director/Secretary

STEVE GOLDEN	)
Acknowledgement
State of
County of
On                                            before me,                                             (insert name and title of the officer), personally appeared                                                                                     , (name of signer(s)) personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
WITNESS my hand and official seal.

Signature	(Seal)